DEUTSCHE BANK AKTIENGESELLSCHAFT S-8

Exhibit 107

Calculation of Filing Fee Tables

S-8

Deutsche Bank Aktiengesellschaft

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Ordinary Shares, no par value, issuable under the Deutsche Bank Equity Plan	Other	40,000,000	$37.87	$1,514,800,000	0.0001381	$209,194
2	Equity	Ordinary Shares, no par value, issuable under the Deutsche Bank Restricted Share Plan	Other	10,000,000	$37.87	$378,700,000	0.0001381	$52,298
3	Equity	Ordinary Shares, no par value, issuable under the Deutsche Bank Global Share Purchase Plan	Other	1,000,000	$37.87	37,870,000	0.0001381	$5,230
Total Offering Amounts:						$1,931,370,000		$266,722

Total Fee Offsets:								$ 0.00
Net Fee Due:								$266,722

N/A —

Offering Note

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of ordinary shares, no par value (“Ordinary Shares”), of Deutsche Bank Aktiengesellschaft (the “Company”) that become issuable under the Company’s Deutsche Bank Equity Plan, Deutsche Bank Restricted Share Plan and Deutsche Bank Global Share Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding Ordinary Shares.
(2)

The Proposed Maximum Offering Price Per Unit is estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share for shares available for future grant is the average of the high and low prices for the registrant’s Common Stock as reported on The New York Stock Exchange on February 4, 2026, which was $37.87.